Exhibit 10.2
SERVICES AGREEMENT
     This SERVICES AGREEMENT (the “Agreement”) is entered into this 1st day of February, 2008 (the “Effective Date”), by and between FRED BARKER dba BARKER ENGINEERING (“Barker Engineering”), and POWERVERDE, INC., a Delaware corporation (“PowerVerde”).
Recitals
A.	PowerVerde has applied for certain patents and holds other intellectual property (individually and collectively the “Intellectual Property”) created in connection with the development of an engine which will be driven by excess heat derived from other sources (the “Engine”). The Engine and the Intellectual Property are hereinafter called the “Technology.”
B.	Barker Engineering possesses certain technological and engineering skills that are critical to PowerVerde in the development of the Technology.
C.	Fred Barker, a principal and shareholder of PowerVerde, is also the owner of Barker Engineering.
D.	The purpose of this Agreement is to formally memorialize the terms and conditions under which Barker Engineering will make its services available to PowerVerde.
Agreement
     1. Services. Barker Engineering will perform engineering and other development services in connection with the development of the Technology as PowerVerde may require. PowerVerde will use its best commercially reasonable efforts to notify Barker Engineering in advance of its service requirements and the time for effecting delivery of all services. Services will be performed by Barker Engineering in accordance with the specifications furnished by PowerVerde, unless Barker Engineering is retained by PowerVerde to provide specifications for any aspect of the Technology.
     2. Ownership of Inventions. Any inventions or innovations made or created by Barker Engineering, or any of its employees or agents while performing services for PowerVerde, shall be the exclusive property of PowerVerde and Barker Engineering hereby assigns to PowerVerde any such inventions.
     3. Rate. Barker Engineering will charge PowerVerde for the services performed by Fred Barker on behalf of Barker Engineering in connection with engineering required for the Technology at the rate of $60.00 per hour. Barker Engineering shall record all time for services rendered in an accurate manner in increments no greater than one-quarter of an hour.
     4. Expenses. PowerVerde agrees to reimburse Barker Engineering for all reasonable expenses incurred by Barker Engineering on behalf of PowerVerde that are not reimbursed under another provision of this Agreement. Barker Engineering shall present PowerVerde with an itemized listing of expenses (with back-up information, if requested) in order to obtain reimbursement for such expenses.
     5. Term. This Agreement shall remain in effect until terminated by either party.
     6. Termination. This Agreement may be terminated by a either party by delivering written notice of termination to the other party; provided that termination shall not be effective until the 61st day after written notice of termination has been delivered to the other party.
     7. PowerVerde Board Approval. Notwithstanding Section 6 above, this Agreement shall automatically terminate 120 days after the Effective Date unless this Agreement is approved by an independent majority of the Board of Directors of PowerVerde, exclusive of Mr. Fred Barker.
     8. Insurance. Barker Engineering shall maintain such insurance coverage on PowerVerde and Barker Engineering may agree from time to time.
     9. Amendments. This Agreement may be amended only by a writing executed by both parties hereto.
     10. Settlement of Disputes. Should any disputes arise between the parties in connection with this Agreement, the parties shall use their best efforts to resolve the dispute through the negotiation between the parties. Any such dispute not satisfactorily settled by negotiation, after 30 days, may be brought as a claim(s) by either party in a court of law having jurisdiction over the subject matter hereof. The prevailing party in any such dispute shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such dispute.
     11. Entire Agreement. This Agreement shall constitute the entire and only agreement between the parties with respect to the subject matter hereof and supersedes all negotiations or communications between the parties prior to the execution of this Agreement concerning the subject matter hereof
     12. Governing Law. This Agreement is entered into and shall be governed by the substantive laws of the State of Arizona, without regard to conflict of law principles.
     13. Jurisdiction. In the event of any dispute between the parties, jurisdiction and venue shall lie solely in the state or federal courts located in Maricopa County, Arizona, and by executing this Agreement, each party consents to the jurisdiction and venue of such courts and hereby waives any objection or defense such party may have thereto.
     14. Attorneys’ Fees. In the event of any dispute between the parties, the prevailing party shall be entitled to recover its attorneys’ fees and costs of court, including any expert witness fees.
     15. Successors and Assigns. This Agreement shall be binding on each of the party’s and the successors and assigns of any such party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be as of the day and year first above written.

“Barker Engineering”

By:	/s/ Fred Barker

Fred Barker

“PowerVerde”

PowerVerde, Inc., a Delaware corporation

By:	/s/ George Konrad

Its:	President

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